CORE LABORATORIES N.V.
                          1995 LONG-TERM INCENTIVE PLAN
             (As Amended and Restated Effective as of May 29, 1997)

                                 Employee Bonus
                           Restricted Share Agreement


         THIS AGREEMENT is made as of this ___day of____________, 200__, between Core Laboratories N.V., a Dutch limited liability company (the "Company"), and ________________________________ ("Participant") in order to carry out the purposes of the Core Laboratories N.V. 1995 Long-Term Incentive Plan (as amended and restated effective as of May 29, 1997) (the "Plan") by issuing Participant a credit of units to a bookkeeping account evidencing rights to acquire shares of common stock of the Company, subject to certain restrictions, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Participant hereby agree as follows:

 I.
                                   Definitions

1.1 Definitions. Wherever used in this Agreement, the following words and phrases when capitalized will have the meanings ascribed below, unless the context clearly indicates to the contrary, and all other capitalized terms used in this Agreement, which are not defined below, will have the meanings set forth in the Plan.

(1) "Agreement" means this Employee Bonus Restricted Share Agreement between Participant and the Company.

(2)      "Change in Control" means "Change in Control" as defined in the Plan.

(3)      "Date of Grant" means __________________ , 200__.

(4) "Disability" means a determination by the Committee, based on a written medical opinion (unless waived by the Committee as unnecessary), that Participant is permanently incapable of continuing his usual and customary employment with the Company or any Subsidiary for physical or mental reasons.

(5) "Forfeiture Restrictions" means the Forfeiture Restrictions as set forth in Section 3.1 herein.

(6) "Normal Retirement Date" means the date Participant attains the age of 60 and completes 10 years of Service.

(7) "Participant" means the individual to whom the Restricted Bonus Shares are granted as specified above.

(8) "Restricted Bonus Shares" means the right to acquire Common Shares issued in Participant's name pursuant to this Agreement, subject to the Forfeiture Restrictions, and as the context may require, any such Common Shares so issued in Participant's name.

(9) "Service" means Participant's status as an employee of the Company or a Subsidiary or a corporation or parent or subsidiary of such corporation assuming or substituting the Restricted Bonus Shares.

(10) "Vest" means the lapse of the Forfeiture Restrictions with respect to all or a portion of the Restricted Bonus Shares.

1.2 Number and Gender. Wherever appropriate herein, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular. The masculine gender, where appearing herein, will be deemed to include the feminine gender where appropriate.

1.3 Headings of Articles and Sections. The headings of Articles and Sections herein are included solely for convenience. If there is any conflict between such headings and the text of the Plan, the text will control. All references to Articles, Sections, and Paragraphs are to this document unless otherwise indicated.

                                       II.
                        Award of Restricted Bonus Shares

         Effective as of the Date of Grant, the Company hereby awards to Participant the right to receive, after and to the extent the Forfeiture Restrictions lapse, ________ Common Shares, subject to certain restrictions and shall be herein referred to as the "Restricted Bonus Shares." The rights awarded to Participant pursuant to this Agreement shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual to Participant of unsecured and unfunded rights to receive the Restricted Bonus Shares, which rights shall be subject to the terms, conditions, and restrictions set forth in this Agreement. Participant hereby accepts the Restricted Bonus Shares and agrees with respect thereto to the terms and conditions set forth in the Agreement and the Plan.

                                      III.
                             Forfeiture Restrictions

3.1      Forfeiture Restrictions.

(a) The Restricted Bonus Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined). In the event of termination of Participant's Service, Participant shall, for no consideration, forfeit to the Company all Restricted Bonus Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Bonus Shares to the Company upon termination of Service is herein referred to as the "Forfeiture Restrictions."

(b) The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Bonus Shares. The prohibitions of this Section 3.1 shall not apply to the transfer of Restricted Bonus Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefore shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Bonus Shares for all purposes of this Agreement.

                                       IV.
                                     Vesting

4.1      Vesting/Lapse of Forfeiture Restrictions.

(a) Subject to Sections 4.2 and 4.3, the Restricted Bonus Shares shall Vest in accordance with the following schedule, provided that Participant's Service has been continuous and in good standing from the Date of Grant through the applicable Vesting date:

                 Number of Full Years of
                  Continuous Employment              Percentage of Restricted
                 Following Date of Grant               Bonus Shares Vesting
                 -----------------------             ------------------------
                  Less than 2 years                                  0%
                  2 years                                            50%
                  3 years or more                                   100%

4.2      Acceleration of Vesting.

(a) If Participant's Service terminates (i) on or after Normal Retirement Date or (ii) by reason of death or Disability, the Restricted Bonus Shares shall, as of the effective date of such termination of Participant's Service, become 100% Vested.

(b) In the event of a Change in Control while Participant is in the Service of the Company or a Subsidiary, the Restricted Bonus Shares shall, as of the effective date of such Change in Control, become 100% Vested.

4.3 Effect of Termination of Service. Except as provided in Section 4.2, upon termination of Participant's Service for any reason, the Restricted Bonus Shares shall be immediately forfeited to the extent not then Vested.

                                       V.
                       Delivery of Restricted Bonus Shares

5.1 Delivery of Restricted Bonus Shares. As soon as practicable after some or all of the Restricted Bonus Shares become Vested, and subject to the tax withholding referred to in Section 7.4, the Company shall deliver to Participant stock certificates issued in Participant's name for the number of such Vested Restricted Bonus Shares.

                                       VI.
               Status of Restricted Bonus Shares and Restrictions

6.1 Status of Restricted Bonus Shares. With respect to the status of the Restricted Bonus Shares, at the time of execution of this Agreement Participant understands and agrees to all of the following:

(a) Participant agrees that the Restricted Bonus Shares will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws, whether federal or state.

(b) Participant agrees that (i) the Company may refuse to register the Restricted Bonus Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (ii) the Company may give related instructions to its transfer agent, if any, to stop registration of the Restricted Bonus Shares.

6.2 Certificates and Shareholder Rights. Restricted Bonus Shares shall not constitute issued and outstanding shares of Common Shares until issued and delivered in accordance with this Agreement and the Plan. Prior to the time the Restricted Bonus Shares are issued and delivered, Participant will not have the right to vote any Restricted Bonus Shares, to receive or retain any dividends or distributions paid or distributed on issued and outstanding shares of Common Shares or to exercise any other rights, powers and privileges of a shareholder with respect to any Restricted Bonus Shares. In accordance with the provisions of Article V, the Company shall deliver to Participant stock certificates issued in Participant's name for the number of Restricted Bonus Shares that have become Vested.

                                      VII.
                                  Miscellaneous

7.1 Service Relationship. For purposes of this Agreement, any question as to whether and when there has been a termination of Participant's Service, and the cause of such termination, shall be determined by the Committee, and its determination will be final.

7.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been duly given when personally delivered or (i) if Participant is outside of the United States at the time of transmission of such notice, when sent by courier, facsimile, or electronic mail, and (ii) if Participant is within the United States at the time of transmission of such notice, when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal executive office and to Participant at the last address filed with the Company or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address will be effective only upon receipt.

7.3 Restrictions on Transfer of Shares. No Restricted Bonus Shares may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of Participant), assigned, pledged, hypothecated, or otherwise disposed of, including by operation of law, in any manner that violates the Forfeiture Restrictions and any other provisions of this Agreement, and, until the date on which such Forfeiture Restrictions lapse, any such attempted disposition shall be void. The Company shall not be required (i) to transfer on its books any shares that will have been transferred in violation of this Agreement or (ii) to treat as owner of such shares, to accord the right to vote as such owner, or to pay dividends to any transferee to whom such shares will have been so transferred.

7.4 Withholding of Tax. To the extent that the receipt of Restricted Bonus Shares or the lapse of any Forfeiture Restriction results in compensation income to Participant for federal or state income tax purposes, Participant shall deliver to the Company at the time of such event such amount of money or Common Shares as the Company may require to meet all obligations under applicable tax laws or regulations, and, if Participant fails to do so, the Company is authorized to withhold or cause to be withheld from any cash or Common Shares remuneration then or thereafter payable to Participant any tax required to be withheld by reason of such resulting compensation income.

7.5 No Employment Rights Conferred. No provision of this Agreement shall confer any right upon Participant to continued employment with the Company or any Subsidiary.

7.6 Limitation of Rights. No provision in this Agreement shall be construed to give Participant or any other person any interest in any fund or in any specified asset or assets of the Company or a Subsidiary.

7.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

7.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Texas.


         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Participant has executed this Agreement, all effective as of the Date of Grant.

                                      CORE LABORATORIES N.V.

                                      By: _____________________________________
                                      Name:____________________________________
                                      Title:___________________________________

                                      PARTICIPANT

                                      By: _____________________________________
                                      Name:____________________________________